                                                                   Exhibit 99.18

THIS OPTION AGREEMENT is made on 4th December 1998

BETWEEN

1. PARAGON SOFTWARE (HOLDINGS) LIMITED whose registered office is at Vo-Tec Centre Hambridge Lane Newbury RG14 5TN ("the Company"); and

2. MICHAEL W1LLIAM RICHARD DICKINSON of 26 William Sim Wood, Winkfield Row, Bracknell, RG42 6PW ("the Employee").

WHEREAS

(A) The Employee is an employee of the Company and the Company is willing to grant an option to the Employee in respect of the Option Shares (as defined below) on the following terms and conditions.

(B) The Company has an authorised share capital of (pound)5,000,000 comprising 4,692,437 ordinary shares of (pound)1 each, of which 1,000,000 have been issued, 144,165 "A" preferred shares of (pound)1 each, all of which have been issued and 163,398 "B" preferred shares of (pound)1 each, all of which have been issued. The "A" and "B" preferred shares may be converted into ordinary shares as set out in Article 2 of the Articles of Association of the Company.

NOW IT IS HEREBY AGREED as follows:

1     Interpretation

1.1 In this Agreement the following words and expressions shall (save where the context otherwise requires) have the following meanings:

      1.1.1 "Auditors"            the auditors of the Company from time to time.

      1.1.2 "Board"               the board of directors of the Company from
                                  time to time.

      1.1.3 "Control"             the meaning given by Section 840, Income and
                                  Corporation Taxes Act 1988.

      1.1.4 "Group Company"       any company which is a holding company or
                                  subsidiary of the Company or a subsidiary of a holding company of the Company.

      1.1.5 "Option"              the right granted to the Employee in respect
                                  of the Option Shares by clause 2.

      1.1.6 "Option Shares"       11,750 Shares subject to variation pursuant to
                                  clause 6.

      1.1.7 "Shares"              ordinary (pound)1 shares of the Company.

      1.1.8 "Subscription Price"  (pound)1 per Share subject to variation pursuant to clause 6.

1.2 Headings are for ease of reference only and shall not affect the construction of this Agreement.

1.3   Except in so far as the context otherwise requires:

      1.3.1 words denoting the singular shall include the plural and vice versa; and

      1.3.2 the reference to any enactment shall be construed as a reference to that enactment as from time to time amended, extended or re-enacted.

1.4 Words defined in the Companies Act 1985 shall have the same meaning in this Agreement unless the context otherwise requires.

2     Grant of Option

      In consideration of the sum of (pound)1 (receipt of which is acknowledged by the Company) the Company grants the Employee the right to subscribe for the Option Shares or any of them (in amounts not less than 100 shares each) from time to time at the Subscription Price upon and subject to the terms set out below.

3     Right to Exercise Option

3.1 The right to exercise the Option shall terminate forthwith upon the Employee ceasing to be an employee of a Group Company except in the following cases:

      3.1.1 if the Employee dies before exercising the Option in full, the Option (to the extent not previously exercised) may be exercised by his personal representatives within twelve months of the date of death;

      3.1.2 if the Employee ceases to be an employee of a Group Company by reason of:

              3.1.2.1 injury or disability (evidenced to the satisfaction of the Board); or

              3.1.2.2 retirement at state or contractual retirement age including late retirement; or

              3.1.2.3 termination of his employment by the Company or a Group Company (other than proper dismissal upon his failure to comply with the terms of his employment) provided that the Employee has been an employee of a Group Company for not less than two years;

              the Option may be exercised no later than six months after such cessation.

3.2 The right to exercise the Option shall terminate forthwith upon the Employee being adjudicated bankrupt.

3.3 The Option shall be personal to the Employee and may not be transferred, assigned or charged.

3.4 Except where the Option is exercised pursuant to clause 3.1 or clause 5 the Option shall not be capable of exercise before the second anniversary of the date of this Agreement.

3.5 The Option may not be exercised within six months of a previous exercise of the Option but such period shall be reduced to three months if the Employee shall have ceased to be an employee of a Group Company (or have been given or have given notice of termination of his employment) but remains entitled under the terms of this Agreement to exercise the Option.

3.6   The Option shall lapse on the earliest of the following dates:

      3.6.1   the seventh anniversary of the date of this Agreement.

      3.6.2 the date on which the Employee ceases to be an employee of a Group Company in circumstances other than those specified in clause 3.1.

      3.6.3 the date on which a resolution is passed or an order is made for the Company to be wound up.

      3.6.4   the date on which the Employee is adjudicated bankrupt.

      3.6.5 the date on which the Employee does or omits to do anything as a result of which act or omission he ceases to be the legal and beneficial owner of the Option.

4     Exercise of Option

4.1 The Option shall be exercisable in whole or in part by notice in writing given by the Employee to the Company. The notice of exercise of the Option shall be accompanied by a cheque in favour of the Company for the aggregate of the Subscription Prices payable. However, notwithstanding any other provision contained in this agreement, the Employee shall not be entitled to exercise the Option until he has satisfied the Board as to his ability (including if it so decides putting the Company (or his employer company in the Group) in sufficient funds (the amount of which shall be determined by the Company)) to meet any obligation of the Company (or such employer company) to account for income tax or other amounts that are chargeable under the PAYE system (or other withholding tax system in any other relevant jurisdiction) in relation to the exercise of the Option. The Company shall use reasonable endeavours (with the Employee's assistance if required) to agree with the Inland Revenue (or other relevant tax authority) the amount of any such income tax or liability in advance of any Shares being issued to the Employee following the exercise of the Option. If any funds made available are less than or greater than the amount needed to meet any obligation of either such company to account for income tax or other amounts so chargeable in relation to the exercise of the Option, a payment shall be made forthwith by the Employee to such company, or vice versa, as appropriate.

4.2 Within 30 days of receipt by the Company of a notice of exercise under clause 4.1 and a cheque for the appropriate amount the Company shall allot the Shares in respect of which the Option has been validly exercised and shall issue a definitive certificate in respect of the Shares allotted. Save for any rights determined by reference to a record date on or before the date of allotment such Shares shall rank pari passu and as one class with the other issued Shares.

4.3 In respect of all Shares issued pursuant to this Agreement at a time when the Shares are dealt in on a recognised or designated investment exchange (other than The Stock Exchange) the Company shall make application for the grant of permission to deal in such Shares on the said exchange and in respect of all Shares issued pursuant to this Agreement at a time when the Shares are listed on The Stock Exchange the Company shall make application to the Council of The Stock Exchange for such Shares to be admitted to the Official List.

5     Takeovers mergers etc.

5.1   If any person obtains Control of the Company as a result of making:

      5.1.1 a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

      5.1.2   a general offer to acquire all the Shares;

      the Option may be exercised within one month of the date on which the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

5.2 If under the Section 425 Companies Act 1985 the Court sanctions a compromise or arrangement proposed for the purposes or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, the Option may be exercised within one month of the Court sanctioning the compromise or arrangement.

5.3 If any person becomes bound or entitled to acquire shares in the Company under the Sections 428 to 430F Companies Act 1985 the Option may be exercised at any time when that person remains so bound or entitled.

5.4 For the purposes of clause 5.1 a person shall be deemed to have obtained Control of the Company if it or he and others acting in concert with him have together obtained Control of the Company.

6     Variation of share capital

6.1 In the event of any capitalisation, consolidation, sub-division or reduction of the share capital of the Company or any rights issue or other variation of capital (other than a fresh issue of shares) taking place after the date of this Agreement the number of Shares comprised in the Option, the Subscription Price and the Minimum Market Value shall be varied in such manner (if at all) as the Board shall determine and the Auditors shall confirm in writing to be in their opinion fair and reasonable provided that no variation shall be made which would result in the Subscription Price for a Share being less than its par value. The Company shall notify the Employee of any such variation.

7     Relevance of contract of employment

7.1 The grant of an Option will not form part of the Employee's entitlement to remuneration or benefits pursuant to his contract of employment. The rights and obligations of the Employee under the terms of his contract of employment with the Company shall not be affected by the grant of the Option.

7.2 The rights granted to the Employee upon the grant of the Option shall not afford the Employee any rights or additional rights to compensation or damages in consequence of the loss or termination of his office or employment with the Company for any reason whatsoever.

7.3 The Employee shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being or becoming unable to exercise the Option in consequence of the loss or termination of his office or employment with the Company for any reason other than as provided for in clause 3.1.

8     General

8.1 The Company shall at all times keep available sufficient authorised and unissued Shares to satisfy the exercise to the full extent still possible of the Option taking account of any other obligations of the Company to issue shares of any kind.

8.2 No variation to the terms of this Agreement shall be effective unless agreed in writing by the parties.

8.3 My notice to be given by the Company to the Employee may be personally delivered or sent by ordinary post to his last known address and where a notice is sent by post to his last known address it shall be deemed to have been received 48 hours after having been put into the post properly addressed and stamped.

8.4 Any notice to be given by the Employee to the Company shall be delivered or sent to the Company at its registered office and shall be effective upon receipt.


IN WITNESS whereof this Agreement is executed and delivered as a deed by the parties on the date first above written.


EXECUTED AS A DEED by               )  /s/ Colin Calder
PARAGON SOFTWARE (HOLDINGS)         )
LIMITED in the presence of          )
                                       /s/ B. Ballard

            Director

            Director/Secretary



EXECUTED AS A DEED by the said      )  /s/ M.D.

MICHAEL WILLIAM RICHARD             )
DICKINSON in the presence of:       )
                                       /s/ Anne Chicken


                                    Page 6